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Exhibit 77(D)


For period ending	December 31, 1998

File number 811-4919


Series Trust - Balanced Portfolio

The board of trustees has approved an amendment to the investment objectives and policies of the Balanced Portfolio. The Portfolio may invest up to 10% of its assets in bonds and other securities, including convertible securities, rated below investment grade but at least B by S&P or Moody's, comparably rated by another NRSRO or determined by Mitchell Hutchins to be of comparable quality.